UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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Bazaarvoice, Inc.

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Bazaarvoice, Inc.

10901 Stonelake Boulevard

Austin, Texas 78759

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 29, 2018

This is a supplement to the proxy statement, dated December 26, 2017 (the “definitive proxy statement”), of Bazaarvoice, Inc. (“Bazaarvoice” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders (the “Special Meeting”) to be held on January 29, 2018, at 8:30 a.m. at 401 Congress Avenue, Suite 2500, Austin, Texas 78701. The purpose of the Special Meeting is to consider and vote upon the following proposals: (i) a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time, including by a First Amendment to Agreement and Plan of Merger on December 14, 2017, the “Merger Agreement”), dated as of November 26, 2017, by and among the Company, BV Parent, LLC, a Delaware limited liability company (“Parent”), and BV Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and approve the merger of Merger Sub and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent; (ii) a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the definitive proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal; and (iii) a proposal (the “Compensation Proposal”) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger. The Company’s board of directors (the “Board of Directors”) previously established December 21, 2017 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof.

After careful consideration, our Board determined that the Merger Agreement and the transactions contemplated thereby, including the merger consideration and the Merger, are fair to, and in the best interests of, the Company and its stockholders and approved, adopted and authorized, and declared advisable the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors. THE BOARD RECOMMENDS THAT THE STOCKHOLDRES OF THE COMPANY VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE ADJOURNMENT PROPOSAL AND “FOR” THE COMPENSATION PROPOSAL.

Litigation relating to the Merger

In connection with the Merger, three putative class action complaints have been filed in the United States District Court, Western District of Texas, two putative class action complaints and one individual action have been filed in the United States District Court, District of Delaware and one putative class action compliant has been filed in the District Court, 201st Judicial District, Travis County, Texas, in each case against the Company and its directors, and in three cases, included Parent and Merger Sub as defendants. The seven complaints are captioned as follows: (i) Michael Schlaffer, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., Case No. D-1-GN-17-006868 (filed December 22, 2017); (ii) Michael Schlaffer, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., Case No. 1:17-cv-1199 (filed on December 22, 2017); (iii) Jordan Rosenblatt, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., Case No. 1:17-cv-01212 (filed on December 28, 2017); (iv) Harold King, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., Case No. 1:17-cv-01866-UNA (filed on December 28, 2017); (v) Shiva Stein, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., Case No. 1:18-cv-00067-UNA (filed on January 8, 2018); (vi) Danny Harris, Individually and on Behalf of All Others Similarly Situated v. Bazaarvoice, Inc. et al., Case No. 1:18-cv-0022 (filed on January 10, 2018); and (vii) Anupama Kumar v. Bazaarvoice, Inc., et al., Case No. 1:18-cv-00109-UNA (filed on January 18, 2018) (collectively, the “merger litigation”). These complaints, which have been brought by purported Bazaarvoice stockholders, generally claim that the Company’s preliminary proxy statement and definitive proxy statement omitted certain material information relating to the Merger.

On January 8, 2018, Michael Schlaffer filed a request for voluntary dismissal of the lawsuit that he previously filed in the United States District Court for the Western District of Texas identified in roman numerette (ii) above. On January 9, 2018, the Company filed a motion to dismiss the lawsuit filed in the District Court, 201st Judicial District, Travis County, Texas identified in roman numerette (i) above. On January 11, 2018, the plaintiff in the lawsuit filed in the District Court, 201st Judicial District, Travis County, Texas, filed a request that his case be dismissed.

The actions seek, among other things, (i) to enjoin the defendants from proceeding with, consummating, or closing the Merger, (ii) rescission of the Merger or an award of damages, (iii) an award of plaintiff’s costs and disbursements, including attorneys’ and expert fees and expenses and (iv) to require the Company to disseminate a proxy that includes all material facts required in it or necessary to make the statement contained therein not misleading. The action filed by Anupama Kumar, which is not alleged as a class action, also seeks damages for the plaintiff based on allegations that the merger price is inadequate.

The Company and the other defendants named in the merger litigation believe that the claims asserted in the merger litigation are without merit and no supplemental disclosure is required under applicable law. However, in order to avoid the risk of the merger litigation delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the definitive proxy statement as described in this Schedule 14A. Nothing in the definitive proxy statement or in this Schedule 14A shall be deemed an admission by the Company or any such other defendants or any other person or entity of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company and such other defendants deny all liability with respect to the facts and claims alleged in the merger litigation and specifically deny all allegations that any additional disclosure was or is required.

Supplemental Disclosures

The Company is providing certain additional disclosures that are supplemental to those contained in the definitive proxy statement previously mailed to you. This supplemental information should be read in conjunction with the definitive proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants have admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. To the extent that information herein differs from or updates information contained in the definitive proxy statement, the information contained herein supersedes the information contained in the definitive proxy statement previously mailed to you. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement. The disclosures appear below the appropriate section headings that correspond to the sections in the definitive proxy statement. Page numbers used herein are with reference to the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on Form DEFM 14A on December 26, 2017 and available free of charge at the SEC’s web site, www.sec.gov. Paragraph references used herein refer to the definitive proxy statement prior to any additions or deletions resulting from the supplemental disclosures. Without admitting in any way that any of the disclosures below are material or required by the federal securities laws, state fiduciary law, or any other applicable rule, statute, regulation or law, the Company makes the following additional disclosures:

The section beginning on page 33 entitled “The Merger—Background of the Merger” of the definitive proxy statement is hereby amended as follows:

(1)    The third paragraph on page 33 is hereby amended and restated as follows (the additional language is underlined):

Over the same period, the Board of Directors and senior management regularly communicated and engaged with the Company’s stockholders to understand their perspectives. Two stockholders filed Schedules 13D with the SEC on July 5, 2016 and March 13, 2017, respectively. On August 23, 2016, the Board of Directors, after evaluating potential advisors, determined to engage GCA Advisors to assist the Company with respect to its stockholder communications and engagement and related matters. In connection with each of the Schedule 13D filings, Tom Meredith, the chairman of the Board of Directors, held a teleconference with the applicable stockholder, at such stockholder’s request, to hear directly the stockholder’s perspectives on the business. The Board of Directors considered the perspectives of these stockholders, but their perspectives did not have an effect on the sale process or the Company’s intentions in that regard.

(2)    The first paragraph on page 34 is hereby amended and restated as follows (the additional language is underlined):

On April 10, 2017, the Board of Directors held a special meeting attended by Jim Offerdahl, the Company’s chief financial officer, and Kin Gill, the Company’s Chief Legal Officer, General Counsel and Secretary (which persons are referred to herein as “certain members of senior management”) and representatives of GCA Advisors and DLA Piper LLP (US) (“DLA Piper”), outside counsel to the Company. Management provided its preliminary outlook for the fourth quarter fiscal 2017 financial results and discussed with the Board of Directors the Company’s strategic plan and its financial plan for fiscal year 2018. In light of the Company’s performance and uncertain revenue growth, the Board of Directors directed management to present for the Board of Director’s consideration fiscal 2018 and long-term financial plans that increased the focus on expense reduction and increased profitability. The Board of Directors then discussed with GCA Advisors and DLA Piper a consideration of strategic alternatives. The representatives of GCA Advisors then left the meeting. After further discussion, the Board of Directors authorized Tom Meredith and Jeffrey Hawn, both independent directors, to serve as representatives of the full Board of Directors to review and evaluate with management potential financial advisors in connection with a consideration of strategic alternatives and thereafter make recommendations to the full Board of Directors.

(3)    The following paragraph is added after the third full paragraph on page 34:

Throughout the month of April, members of management met with and interviewed representatives from four different financial advisors to determine the financial advisors’ qualifications, experience and suitability for serving as a financial advisor to the Company.

(4)    The second paragraph on page 35 is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

After further discussion, the Board of Directors determined it to be in the best interest of the Company and its stockholders to take further steps to explore the potential interest of third parties to acquire the Company. After a review of the two final potential financial advisors that the Board of Directors had determined to consider, including their experience, qualifications and knowledge of, and involvement with, the Company~~the Company’s investment banking relationships~~, the Board of Directors determined to further expand the scope of GCA Advisors’ engagement in connection with such process and designated Messrs. Meredith and Hawn, both disinterested, independent directors, to finalize negotiations with GCA Advisors on the terms of their engagement and to oversee day-to-day activities of GCA Advisors and management. Messrs. Meredith and Hawn were instructed, along with management, to supervise the negotiations among the Company, GCA Advisors and potential acquirers, and to provide follow-up communications to the Board of Directors as appropriate.

(5)    The fourth paragraph on page 35 is hereby amended and restated as follows (the additional language is underlined):

At the direction of the Board of Directors, from June 4, 2017 through August 28, 2017, representatives of GCA Advisors contacted 14 strategic parties and nine financial sponsors to assess their interest in exploring a transaction with the Company. Of these parties, five potential strategic acquirers and six potential financial acquirers expressed an interest in such discussions and entered into confidentiality agreements with standstill provisions (10 of which included “don’t ask, don’t waive” restrictions). Although one of the potential acquirers refused to enter into a confidentiality agreement with a “don’t ask, don’t waive” restriction, management believed it was in the best interests of the Company’s stockholders to enter into a confidentiality agreement without a “don’t ask, don’t waive” restriction in order to keep that potential acquirer in the sale process. The Company held management presentations for all 11 potential acquirers that entered into a confidentiality agreement.

(6)    The fifth paragraph on page 35 is hereby amended and restated as follows (the additional language is underlined):

On July 10, 2017, Viex Capital Advisors, LLC and certain of its affiliates (collectively, “Viex”), a Company stockholder, delivered a letter notifying the Company of its intent to nominate two candidates for the Board of Directors at the Company’s annual meeting and submitting a non-binding proposal to declassify the Board of Directors. The letter included the qualifications of the proposed director candidates, as well as a statement of Viex’s belief that annual director elections can be a way for stockholders to influence the strategic direction of a company. Although the Viex letter informed the Board of Directors of the sentiment of one of the Company’s stockholders, the letter did not have a material impact on the Company’s existing sale process because such process was already under way.

(7)    The fifth full paragraph on page 36 is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

On August 30, 2017, Marlin Equity entered into a confidentiality agreement (including a standstill and “don’t ask, don’t waive” restrictions) with the Company and was granted access to diligence materials.

(8)    The fourth paragraph on page 37 is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

On September 27, 2017, the Company entered into a settlement agreement with Viex agreeing to, among other things, reduce the size of the Board of Directors to seven directors and appoint Craig Barbarosh to the Board of Directors as an independent director. The details of the settlement are set forth in the Current Report on Form 8-K filed by the Company with the SEC on October 2, 2017. The Company does not believe that entering into the settlement with Viex had a material impact on the Company’s sale process.

(9)    The first paragraph on page 38 is hereby amended and restated as follows (the additional language is underlined):

On October 9, 2017, Marlin Equity held a teleconference with GCA Advisors to communicate that Marlin Equity would not increase its offer of $5.50 per share. Marlin Equity also indicated that it would require a rollover of unvested equity awards held by certain members of senior management in order to increase the likelihood of management continuity. On that same day, representatives of GCA Advisors informed the Board of Directors of such requirement.

(10)    The following paragraph is added after the fifth paragraph on page 38:

During the second half of October, representatives of GCA Advisors held two separate calls with Sponsor A to discuss their willingness to re-engage in the sale process, during which Sponsor A indicated its position was unchanged from October 5th.

(11)    The sixth paragraph on page 38 is hereby amended and restated as follows (the additional language is underlined):

The representatives of GCA Advisors updated the Board of Directors on the discussions and process with Marlin Equity, and reviewed with the Board of Directors the updated terms of Marlin Equity’s offer, copies of which had been provided to the Board of Directors in advance of the meeting. The Board of Directors discussed Marlin Equity’s offer, including Marlin Equity’s proposed treatment of unvested equity awards which included an equity rollover by management to increase the likelihood of management’s continuity.

(12)    The eighth paragraph on page 38 is hereby amended and restated as follows (the additional language is underlined):

During the week of October 23, 2017, representatives of Marlin Equity conducted additional in-person diligence meetings with the Company in Austin, Texas. Thereafter, additional telephonic diligence meetings and presentations were held with the Company through November 26, 2017. On October 24, 2017, at an in-person diligence meeting, Marlin Equity communicated to all of the Company’s members of senior management that it would require that a portion of such members’ unvested equity awards be rolled over in order to increase the likelihood of continuity.

The section beginning on page 45 entitled “The Merger— Opinion of GCA Advisors, LLC” of the definitive proxy statement is hereby amended as follows:

(1)    The third full paragraph on page 47 is hereby amended and restated as follows (the additional language is underlined):

Based on public and other available information, GCA Advisors calculated the multiples of enterprise value to (i) revenue (such multiples, the “Revenue Multiples”), (ii) Adjusted EBITDA, as described in the section entitled “Management Projections” below (such multiples, the “Adjusted EBITDA Multiples”), and (iii) Adjusted EBITDA minus capitalized software development costs (“Modified Adjusted EBITDA”, and such multiples, “Modified Adjusted EBITDA Multiples”) in each case for estimated calendar years 2017 and 2018, for selected software companies, based on the closing prices of shares of common stock for such comparable companies as of November 24, 2017. GCA Advisors utilized Wall Street analyst research, CapitalIQ and certain publicly available financial statements and press releases to analyze the relevant metrics. GCA Advisors believes, based on its judgement, that the seven companies listed below (the “Comparable Companies”) operate in a similar industry and have similar operating or financial performance characteristics to those of the Company, but noted that none of these companies have the same management, composition, industry, size or operations as the Company. Summary Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples for each of the Comparable Companies for estimated calendar years 2017 and 2018 (“CY2017E” and “CY2018E”, respectively) are listed below:

(2)    The third paragraph on page 48 is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

Based on public and other available information, GCA Advisors calculated (to the extent relevant financial data was available or meaningful) the Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples for the applicable last-12-months period (“LTM”) and next-12-months period (“NTM”) for the following selected comparable acquisitions of small market capitalization software companies occurring since 2011. GCA Advisors utilized Wall Street analyst research, CapitalIQ and certain publicly available financial statements and press releases to analyze the relevant LTM and NTM metrics. The transactions used in this comparison were selected because the respective target company ~~possessed~~, in GCA Advisors’ judgment, possessed similar operating or financial performance characteristics to those of the Company and operated in a similar industry to the Company.

(3)    The first paragraph on page 49 is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

The transactions analyzed, together with their respective announcement dates, their respective transaction enterprise values (in millions of dollars) and their respective summary LTM and NTM Revenue Multiples, Adjusted EBITDA Multiples and Modified Adjusted EBITDA Multiples, are listed below:

(4)    The table at the top of page 49 is hereby replaced in its entirety with the following table:

Announcement Date	Acquirer	Target	Enterprise Value	Revenue Multiples		Adjusted EBITDA Multiples		Modified Adjusted EBITDA Multiples
				LTM	NTM	LTM	NTM	LTM	NTM
6/21/2017	True Wind Capital, L.P.	ARI Network Services, Inc.	$138	2.7x	2.4x	14.7x	12.7x	18.6x	16.3x
5/1/2017	Wave Systems Corp.	Jive Software, Inc.	$336	1.6x	1.7x	13.9x	14.8x	13.9x	14.8x
4/28/2017	Asentinel, LLC	Tangoe, Inc.	$267	1.2x	1.3x	14.4x	15.7x	14.4x	15.7x
4/10/2017	Harland Clarke Holdings Corp.	RetailMeNot, Inc.	$460	1.6x	1.4x	7.7x	7.6x	9.4x	9.3x
10/21/2016	Ziff Davis, LLC	Everyday Health, Inc.	$466	1.8x	1.7x	10.6x	8.2x	15.5x	11.5x
11/2/2015	Endurance International Group Holdings, Inc.	Constant Contact, Inc.	$932	2.6x	2.3x	13.4x	10.4x	15.6x	12.0x
9/10/2015	Siris Capital Group, LLC	Premiere Global Services, Inc.	$975	1.7x	1.7x	9.6x	8.8x	12.6x	10.9x
2/14/2014	GTCR Investment X AIV Ltd.	Cision AB (1)	$177	1.4x	1.3x	9.6x	8.7x	13.6x	11.3x
6/24/2013	Thoma Bravo, LLC	Keynote Systems, Inc.	$332	2.7x	2.6x	16.3x	20.6x	16.3x	20.6x
5/20/2013	Vista Equity Partners Fund IV, L.P.	Websense Inc.	$964	2.7x	2.7x	12.9x	15.7x	12.9x	15.7x
7/2/2012	One Equity Partners V, L.P.	MModal, Inc.	$1,075	2.3x	2.1x	9.3x	7.9x	10.2x	8.6x
4/4/2011	Apax Partners LLP	Epicor Software Corporation	$995	2.3x	2.1x	13.7x	11.5x	13.7x	11.5x

(1)	Enterprise value for this transaction are shown as converted at spot rate on February 14, 2014 of 6.4555 Swedish Krona to U.S. Dollars. Transaction multiples are calculated in Swedish Krona.

(5)    The second paragraph on page 50 is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

GCA Advisors used financial cash flow forecasts of the Company for the second half of fiscal year 2018 and for fiscal years 2019 through 2022, in each case as prepared by the Company’s management (and which included the estimated impact of tax benefits from the carryforward of net operating losses and other tax credits, of approximately $47 million in the aggregate in fiscal year 2022) to perform a discounted cash flow analysis, based on unlevered free cash flow as described in the section entitled “Management Projections” below. In conducting this analysis, GCA Advisors assumed that the Company would perform in accordance with these forecasts provided by management. GCA Advisors estimated the Company’s perpetual unlevered free cash flows by applying terminal growth rates of 0.0% to 4.0%~~,~~ to the fully tax-burdened unlevered free cash flow forecast for estimated fiscal year 2022, as prepared by the Company’s management. Such terminal growth rates were derived based on GCA Advisors’ comparative analysis and its judgment, ~~and~~ taking into account the Company’s business, its financial performance and the industry the Company operates in. GCA Advisors then discounted the unlevered free cash flows projected through fiscal year 2022 and the perpetual unlevered free cash flows to present values using rates ranging from 13.0% to 15.0%. GCA Advisors’ considered publicly available data, CapitalIQ financial databases and Duff &Phelps data published on Duff & Phelps’s website and in Duff & Phelps’s 2015 Valuation Handbook—Guide to Cost of Capital when analyzing the range of discount rates for the unlevered free cash flows of the Company, including: (i) a U.S. risk-free rate of 3.5%, based on the normalized 20-year U.S. Treasury yield published by Duff & Phelps on Duff & Phelps’s website, as of September 2017, (ii) a beta estimate of 1.38, measured over a 2-year period based on the median of (x) beta estimates for the Comparable Companies, according to CapitalIQ financial databases, adjusted to be consistent with the Company’s zero leverage, consistent with the Company’s preliminary balance sheet as of October 31, 2017 and (y) the Company’s beta estimate, which reflected the fact that the Company had zero leverage, (iii) an equity market risk premium of 5.5%, based on Duff & Phelps’s recommended U.S. equity market risk premium published by Duff & Phelps on Duff &Phelps’s website, as of September 2017 and (iv) a size premium of 2.7%, based on the market capitalization of the Company, based on Duff & Phelps’s 2015 Valuation Handbook—Guide to Cost of Capital. This method of analysis, when holding the discount rate constant at 14% and varying the terminal growth rate from 0% to 4%, indicated a range of implied per share values ranging from $4.54 to $5.47, based on implied fully diluted shares outstanding calculated at terminal growth rates ranging from 0% to 4% using the net treasury ~~stock~~ method, ~~with 99.8 million total shares outstanding~~ yielding a range of share counts between 94.4 million and 94.8 million, in each case including shares of common stock, ~~gross~~ options outstanding, restricted stock units and performance share units, ~~used for the calculation~~ and net debt assumed to be negative $65.2 million, in accordance with the preliminary balance sheet as of October 31, 2017. GCA Advisors noted that the per share value implied by the Per Share Merger Consideration was above the range of per share values for the Common Stock implied by the discounted cash flow analysis.

(6)    The first full paragraph on page 52 is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

In the two years prior to November 26, 2017, GCA Advisors provided strategic advisory services to the Company and received $205,858.87 in aggregate fees for such services (including the reimbursement of expenses). GCA Advisors has not, in the two years prior to November 26, 2017 at any time, provided financial advisory services for any of Parent ~~or~~, Merger Sub or Marlin Equity Partners and its affiliated investment funds. However, GCA Advisors may seek to provide such services to Parent ~~or its~~, Marlin Equity Partners or their respective affiliates in the future and receive fees for such services.

The section beginning on page 52 entitled “The Merger—Management Projections” of the definitive proxy statement is hereby amended as follows:

(1)	The following additional information is added after the first paragraph on page 54:

The following tables present additional selected unaudited forecasts of the Company prepared by management in connection with the Management Projections.

July Management Projections

($ in millions)(1)	FY 2018E	FY 2019E	FY 2020E	FY 2021E	FY 2022E
Cost of Revenue	$70	$73	$79	$87	$100
Operating Expenses(2):
Sales and marketing	$55	$58	$62	$68	$78
Research and development	$37	$38	$40	$44	$50
General and administrative	$24	$26	$27	$29	$33
Total Operating Expenses	$116	$121	$129	$142	$161

October Management Projections

($ in millions)(1)	FY 2018E	FY 2019E	FY 2020E	FY 2021E	FY 2022E
Cost of Revenue	$69	$60	$64	$69	$76
Operating Expenses(2):
Sales and marketing	$54	$53	$56	$60	$66
Research and development	$37	$32	$33	$36	$40
General and administrative	$23	$24	$25	$27	$30
Total Operating Expenses	$114	$108	$114	$123	$136

(1)	The Company did not forecast operating income or capital expenditures.
(2)	The Company did not forecast acquisition-related expenses or amortization of acquired intangible assets.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA and unlevered free cash flow in connection with the October Management Projections. Because the Company calculated free cash flow using an aggregate estimated projected amount of increases in net working capital, cash taxes, capitalized internal use software and increases in property, plant and equipment, the Company is unable to provide a line item reconciliation of net income (loss) to free cash flow.

($ in millions)	FY 2018E	FY 2019E	FY 2020E	FY 2021E	FY 2022E
GAAP Net Income (Loss)	$(10)	$14	$17	$20	$24
Stock-based expense	$19	$21	$22	$23	$23
Depreciation and amortization	$14	$13	$12	$13	$14
Income tax expense	$0	$1	$1	$1	$1
Other non-recurring expenses	$2	$0	—	—	—
Adjusted EBITDA	$26	$50	$52	$56	$63
Increases in net working capital		$1.2	$2.4	$3.5	$5.4
Cash taxes		$(0.7)	$(0.7)	$(0.8)	$(0.9)
Capitalized internal use software		$(6.3)	$(6.7)	$(7.2)	$(8.0)
Increases in property, plant & equipment		$(2.0)	$(2.0)	$(2.0)	$(2.0)
Unlevered Free Cash Flow(1)		$41.8	$45.3	$49.9	$57.1

(1)	For fiscal year 2018, the Company estimated unlevered free cash flow for the second half of the year only, by subtracting from Adjusted EBITDA for the second half of fiscal 2018 ($14 million) the following amounts: net working capital of $(0.4) million; cash taxes of $(0.1) million; capitalized internal use software of $(3.6) million; and increases in property, plant and equipment of $(1.0) million.

The following table sets forth the amount of capitalized software development costs used to calculate Modified Adjusted EBITDA in connection with the calculations done by GCA Advisors, as described above in “Opinion of GCA Advisors, LLC”.

($ in millions)	CY2017E	CY2018E	LTM	NTM
Adjusted EBITDA	$25	$42	$24	$38
Capitalized software development	$7	$7	$7	$7
Modified Adjusted EBITDA	$18	$35	$17	$31

The disclaimers set forth in the definitive proxy statement with respect to the Management Projections contained therein also apply to the additional unaudited forecasts contained in this supplement.

Because management of the Company did not forecast certain financial measures necessary to reconcile the non-GAAP financial measures contained in the July Management Projections to the directly comparable GAAP financial measures, the Company is unable to provide a quantitative reconciliation of the July Management Projections. No reconciliation of the July Management Projections was provided by management to GCA Advisors.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Merger, the Company filed the Definitive Proxy Statement and a form of proxy with the U.S. Securities Exchange Commission (“SEC”) on December 26, 2017, and the Definitive Proxy Statement and a form of proxy were mailed to the stockholders of record as of December 21, 2017, the record date fixed by the Company’s board of directors for the special meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents by requesting them in writing or by telephone from us at the following address:

Bazaarvoice, Inc.

Attn: Corporate Secretary

10901 Stonelake Boulevard

Austin, Texas 78759

Forward-looking statements

This communication, and the documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection, “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy of the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of regulatory approvals from various domestic governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the risk that the definitive merger agreement may be terminated in circumstances that require the Company to pay a termination fee and/or reimbursement of their expenses; (v) risks regarding the failure to obtain the necessary financing to complete the merger, (vi) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations, (viii) risks related to diverting management’s attention from the Company’s ongoing business operations, and (ix) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s SEC reports, including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its fiscal year ended April 30, 2017, Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2017. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.